UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 11, 2007

CONSOLIDATED RESOURCES HEALTH CARE FUND II

(Exact name of registrant as specified in its charter)

GEORGIA	0-13415	58-1542125
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1175 Peachtree Street, Suite 850

Atlanta, Georgia 31106

(Address of Principal

Executive Offices)

(404) 873-1919

(Registrant's telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

A special meeting of the limited partners of Consolidated Resources Health Care Fund II (the “Partnership”) was held on January 11, 2007. The limited partners were asked to approve (i) a proposal submitted by Kodiak Partners III, Prizm Investors and Baseline Investors (the “Kodiak Sale Proposal”) to authorize a sale of Partnership assets, liquidation and dissolution through a proposed amendment to the Partnership Agreement for the Partnership and (ii) a proposal submitted by the Managing General Partner (the “MGP’s Amendments Proposal”) to amend certain provisions of the Partnership Agreement that pertain to distributions to the partners and allocations of profits and losses with respect to a sale or refinancing. Each of these proposals required approval by a holders of a majority of the outstanding Limited Partnership Units in order to be adopted.

The following votes representing Units held were cast for, against and in abstention with respect to the Kodiak Sale Proposal: 7,602 Units (50.68%) for/ 3,470 Units (23.13%) opposed/ 23 Units abstained (0.15%).

The following votes representing Units held were cast for, against and in abstention with respect to the MGP’s Amendments Proposal: 10,965 Units (73.10%) for/ 110 Units (0.73%) opposed/ 20 Units abstained (0.13%).

Each of the amendments approved by the limited partners at the special meeting are set forth in an Amended and Restated Agreement and Certificate of Limited Partnership for the Partnership that will be recorded in the official records of DeKalb County, Georgia at the soonest practicable date.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

3.1          Amended and Restated Agreement and Certificate of Limited Partnership of Consolidated Resources Health Care Fund II dated as of January 11, 2007 (filed as Annex A to Definitive Proxy Statement on Schedule 14A filed November 16, 2006 and incorporated herein by reference)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED RESOURCES HEALTH CARE II

By:	WELCARE SERVICE CORPORATION-II,
its Managing General Partner

Date: January 11, 2007	By: /s/ John F. McMullan
John F. McMullan
Director and Principal Executive Officer of the
Managing General Partner